LETTER AGREEMENT

Russell Investments Fund Services, LLC

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re: Second Amended and Restated Transfer Agency and Service Agreement

Pursuant to Section 13.1 of the Second Amended and Restated Transfer Agency and Service Agreement between Russell Investment Company (“RIC”) and Russell Investments Fund Services, LLC (“RIFUS”) dated August 31, 2015, as amended (the “Agreement”), RIC hereby advises you that it is creating two new funds to be named the Real Assets Fund and the Tax-Managed Real Assets Fund (the “New Funds”). RIC desires RIFUS to serve as Transfer Agent with respect to the New Funds pursuant to the terms and conditions of the Agreement. The fees to be charged by RIFUS in return for its services shall be as set forth on Schedule 2.1 of the Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the New Funds by executing this Letter Agreement and returning to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer, Chief Accounting Officer and Chief Financial Officer

Accepted this day of , 20 .

RUSSELL INVESTMENTS FUND SERVICES, LLC

By:
Geoffrey E. Black
Director, Transfer Agent Services